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PRINT DATA CORP. DISPOSES OF ITS HISTORIC OPERATIONS.

HONG KONG, October 2, 2003 /PRNewswire-FirstCall/ -- PRINT DATA CORP. (OTC Bulletin Board: PDDE):

Print Data Corp. (the "COMPANY" or "PRINT DATA") announced today that it has completed the disposition of its historic operations of providing supplies used in a computer or office environment (the "TRANSACTION"). In connection with the acquisition of Atlantic Components Limited ("ATLANTIC"), the Company assigned all of the assets and liabilities relating to its office and computer supplies and services operations into a newly-formed, wholly-owned subsidiary, New Print Data Corp. On October 1, 2003, subsequent to the closing of the acquisition of Atlantic, the Company entered into a securities purchase agreement pursuant to which it sold all of the issued and outstanding capital stock of New Print Data Corp. to Jeffrey I. Green, Phyllis S. Green and Joel Green in consideration for their surrender to the Company for cancellation of all of their outstanding Series A Preferred Stock of the Company.

ABOUT PRINT DATA CORP.:

Print Data Corp. is the parent company of Atlantic. Prior to the completion of the Transaction, the Company provided a vast array of supplies used in a computer or office environment, including a wide range of printing services, paper supplies, laser items, toners, magnetic media, envelopes, and premium incentives.

ABOUT ATLANTIC COMPONENTS LIMITED:

Atlantic has been a leading distributor of Samsung memory chip products, including DRAM, Flash, SRAM and Mask ROM products for the Hong Kong and Southern China markets since 1991. Atlantic had sales of US$89 million for the year ended December 31, 2002.

FORWARD-LOOKING STATEMENTS:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

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FOR MORE INFORMATION CONTACT:

Nils Ollquist,
Orient Financial Services Limited,
Financial Advisors to Print Data Corp.
+852 2521 5210 (Telephone)
+852 2166 8999 (Facsimile)
nao@orientfinancial.com (Email)
www.atlantic.com.hk  (Website)